Petrol Oil and Gas Inc.

2300 E. Patrick Ln Ste 26

Las Vegas, NV 89119

Phone 702 454 7318

FAX 702 434 7594

November 1, 2003

Mr. Gary Bridwell

PO Box 1404

871 N 3325th St

Independence, KS 67301

Re: Offer of Employment

Gary,

We are pleased to confirm our offer of employment to you as Field Operations Manager for Petrol Oil and Gas, Inc. at a starting salary of $10,000.00 per month. Payroll checks will be disbursed twice monthly as close to the 15th and 30th as is possible. This position will report directly to Mr. Paul Branagan, President.

In your position, you will be entitled to participate in the Company's group health insurance and your position is also entitled to utilize a Company credit card, which is for the sole use of Company business and will be subject to the policies of the Company covering such matters. This offer of employment includes two (2) weeks of vacation during the first year of employment. After you have completed one year of employment, you will be entitled to three (3) weeks of vacation.

In addition, after you have completed one year of employment, you will be provided with 100,000 shares of company stock.

In consideration of the foregoing, you agree that during your employment, you will work exclusively for Petrol Oil and Gas, Inc. and will follow and abide by the Company's policies concerning health, safety, non-discrimination, proper businesses and practices, and any others that are in effect or may be adopted from time to time by the Company.

The Start Date for this offer is as discussed November 1, 2003. If agreeable please sign below as accepting of this offer and return one signed original copy to our office.

Once again we are looking forward to having you on the POGI team.

Sincerely,

/s/ Paul Branagan

Paul Branagan

President

I Gary Bridwell accept employment with Petrol Oil and Gas Inc as so specified above.

/s/ Gary Bridwell

Gary Bridwell